SENTIO HEALTHCARE PROPERTIES, INC.
articles supplementary
3% SENIOR CUMULATIVE PREFERRED STOCK, SERIES C

Sentio Healthcare Properties, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

FIRST:     Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article V of the charter of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board has duly classified and designated 1,000 of the authorized but unissued shares of preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), as shares of a separate class of Preferred Stock, designated as “Senior Cumulative Preferred Stock, Series C”, with such preferences and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as appear below, which, upon any restatement of the Charter, shall become a part of Article V of the Charter (or any successor provision thereto), with any appropriate renumbering or relettering of the sections or subsections thereof:

SENIOR CUMULATIVE PREFERRED STOCK, SERIES C

1.         Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Senior Cumulative Preferred Stock, Series C” (“Series C Preferred Stock”). The Series C Preferred Stock shall have a $0.01 par value per share.

2.         Number of Shares.   The number of shares constituting such Series C Preferred Stock shall be 1,000.

3.         Ranking.     The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank senior to the Common Stock and each other class or series of capital stock authorized, issued, outstanding or established after February 10, 2013, by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation. Any shares of such capital stock that rank on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation are collectively referred to as “Parity Securities”, and any shares of such capital stock that rank junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation are collectively referred to as “Junior Securities.” Except as may be provided in the Investor Rights Agreement, the Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

4.         Dividend Rights.

 (a)          (i)         The Holders shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of any funds legally available therefor and in preference to dividends on any Junior Securities, dividends of the type and in the amount determined as set forth in this Section 4, and no more. Such dividends shall be payable annually in arrears on each anniversary of August 30, 2013 (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day.

(ii)       The Holders shall be entitled to cumulative dividends from the date of issuance payable in cash at a rate per annum equal to 3 percent of the Liquidation Preference for each share of Series C Preferred Stock issued. Dividends payable on the Series C Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accumulate on a daily basis.

(iii)      To the extent not paid pursuant to this Section 4(a), dividends on the Series C Preferred Stock shall accumulate for each Dividend Period, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Accrued but unpaid dividends for any past Dividend Periods may be declared by the Board and paid on any date fixed by the Board, whether or not a regular Dividend Payment Date, to the Holders of record on the books of the Corporation on such record date as may be fixed by the Board.

(b)        If and to the extent the Corporation does not pay in full the entire dividend contemplated by Section 4(a) in cash on a Dividend Payment Date in accordance with Section 4(a) hereof, the unpaid amount of such dividend (calculated using the dividend rate set forth in Section 4(a)(ii)), until paid, shall be added to the Liquidation Preference in accordance with the definition thereof.

(c)        Whenever dividends on the Series C Preferred Stock are in arrears, the Corporation shall not declare or pay, or set apart for payment, dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities, other than dividends paid in Junior Securities.

(d)        Each dividend will be payable to the Holders of record as they appear in the records of the Corporation at the close of business on the same record date (each, a “Record Date”), which shall be (i) the fifth Business Day prior to the relevant Dividend Payment Date or (ii) in the case of dividends declared by the Board pursuant to Section 4(a)(iii), no more than 60 days prior to the payment date thereof.

5.        Liquidation.

(a)        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to Section 5(b) and before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Securities, a liquidating distribution in an amount equal to the Liquidation Preference per share, together with an amount equal to all dividends or other distributions, if any, that have been accrued or declared but not paid (or included in an increase to the Liquidation Preference) on the shares of Series C Preferred Stock prior to the date of payment of such distribution (including any accumulation in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company. A Reorganization Event (as defined in Section 8) shall be deemed a Liquidation, unless in accordance with the last sentence of Section 8(a) a majority of the outstanding shares of Series C Preferred Stock elect in a writing delivered to the Company prior to the closing of such Reorganization Event to not treat such Reorganization Event as a Liquidation pursuant to Section 8(a). The Corporation shall mail written notice of any such Liquidation, not less than 20 days prior to the payment date stated therein, to each holder of Series C Preferred Stock. If a Reorganization Event involves consideration other than cash, the liquidating distribution amounts described above shall be calculated using the Market Value of such non-cash consideration.

(b)        In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and any outstanding Parity Securities, the Holders and the owners of the Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

6.         Maturity. The Series C Preferred Stock shall be perpetual.

7.          Redemption.

(a)        Except as may be provided in this Section 7 or otherwise in Sections 6.3(a) and 7.1(e)(ii) of the Securities Purchase Agreement, Sections 3.2(v), 6.1(c) and 6.1(d) of the Investor Rights Agreement or Section 9.2(d)(iv)(C) of the Partnership Agreement, the Series C Preferred Stock shall not be subject to mandatory redemption, sinking fund or other similar provisions.

(b)        (i)       (A)   The Corporation may (but is not required to) redeem the all, but not less than all, of the then outstanding Series C Preferred Stock at the Redemption Price (allocated pro rata among the Holders of Series C Preferred Stock) if (A) the Market Value of the Series C Preferred Stock exceeds 9.6% of the Market Value of all of the then-outstanding capital stock of the Corporation (the “Redemption Threshold”) and (B) solely as a result of any Holder’s ownership of such Series C Preferred Stock, the Company would, in the reasonable judgment of the Board, fail to qualify as a REIT (any such Holder, a “Disqualifying Holder”).

(B)  Notwithstanding the foregoing, the Corporation’s right of redemption hereunder shall not be exercisable if the Disqualifying Holder executes and delivers to the Corporation an ownership limit waiver certificate in the form set forth in Exhibit C to the Partnership Agreement (an “Ownership Limit Waiver”) or a TRS Notice (as defined below).

(C)   If such Holder is unable to execute and deliver the Ownership Limit Waiver, such Holder (or its Affiliate) shall have the option of exercising its rights under Section 8.5(c) of the Partnership Agreement (a “TRS Notice”), in which case the Corporation no longer shall have the right to redeem the then-outstanding shares of Series C Preferred Stock;

(ii)          The Corporation shall determine the Market Value of all of the then-outstanding Series C Preferred Stock and the Market Value of all of the then-outstanding capital stock of the Corporation annually (each date of such determination, a “Market Value Determination Date”), with the first such Market Value Determination Date occurring during the calendar month in which the one-year anniversary of the initial issuance of the Series C Preferred Stock occurs. The Corporation will cause any Independent Investment Banking Firm responsible for conducting the foregoing Market Value determinations to prepare and deliver to the Corporation concurrently with such Market Value determinations a determination of the cash portion of the aggregate Redemption Price payable in respect of any redemption under this Section 7(b) resulting from such Market Value determinations; provided that no such determination of Redemption Price is required if such Market Value determinations indicate that the Redemption Threshold has not been exceeded.

(iii)        (A)      Notice of every redemption of shares of Series C Preferred Stock hereunder shall be given by first class mail or other reasonable means to the Holders of the shares of Series C Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be no more than ten days following the Market Value Determination Date giving rise to such redemption and no less than thirty days and no more than sixty days before the Redemption Date. Any notice mailed or delivered as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice, or any defect in such notice or in the mailing or delivery thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each such notice of redemption given to a holder shall state: (1) the date upon which the shares of Series C Preferred Stock are to be redeemed (the “Redemption Date”); (2) the Redemption Price payable to such Holder; and (3) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

(B)       As promptly as reasonably practicable after any Market Value Determination Date, and in any event no later than the date of delivery of a notice of redemption pursuant to Section 7(b)(iii)(A), the Corporation shall notify the applicable Disqualifying Holder of its rights, pursuant to Sections 7(b)(i)(B) and (C) hereunder, to deliver an Ownership Limit Waiver and a TRS Notice to the Corporation. If, at any time prior to the Redemption Date, the Disqualifying Holder delivers a duly executed Ownership Limit Waiver or a TRS Notice, the Corporation will promptly deliver a notice of cancellation of redemption to the Holders of Series C Preferred Stock and return any certificates representing shares of Series C Preferred Stock then or thereafter delivered to the Corporation for surrender on the Redemption Date so cancelled.

(iv)         The portion of the aggregate Redemption Price payable to each Holder for the shares of Series C Preferred Stock held by such Holder shall be payable to such Holder on the Redemption Date against surrender of the certificate(s) evidencing such shares to the Corporation or its agent or the delivery by such Holder of an executed affidavit of lost or destroyed certificates in form and substance reasonably acceptable to the Corporation. The cash portion of the Redemption Price payable to each Holder of Series C Preferred Stock shall be paid by wire transfer of immediately available funds to the account or accounts specified by such Holder to the Corporation in writing.

8.         Reorganization Events.

(a)           In the event that, with respect to the shares of Series C Preferred Stock of any Holder there occurs:

(i)           any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii)          any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii)         any reclassification of the outstanding Common Stock into securities, including securities other than the Common Stock; or

(iv)         any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 8(a), a “Reorganization Event”); then, in the case of a Reorganization Event described in Section 8(a)(i) or (ii) that involves only cash consideration such Reorganization Event shall be a deemed Liquidation as described in Section 5. For each other Reorganization Event, the holders of a majority of the outstanding shares of Series C Preferred Stock may elect to not treat such Reorganization Event as a deemed Liquidation but instead convert their shares of Series C Preferred Stock into a new class of preferred stock in the surviving corporation or the acquiring person, as applicable, having the same then applicable Liquidation Preference and as nearly identical terms as possible to the terms of the Series C Preferred Stock.

(b)           In the event that (i) the Holders do not make the election described in Section 8(a) above and (ii) holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall also be entitled to make an election with respect to such consideration.

(c)           The above provisions of this Section 8 shall similarly apply to successive Reorganization Events.

(d)           The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event (other than a Reorganization Event described in Section 8(a)(i) or (ii) that involves only cash consideration) unless such agreement (i) provides for the election to receive shares of the newly created preferred stock as described in Section 8(a) above and (ii) absent such election by the Holders, provides for or does not interfere with the deemed Liquidation described in Section 5.

9.           Voting Rights.

(a)           Except as provided by law or as otherwise expressly provided herein (including, without limitation, as expressly provided in this Section 9) or in the Transaction Documents, the Holder of each share of Series C Preferred Stock shall have the right to one vote for each share of As-Converted Common Stock held by such Holder and (without duplication) its Affiliates and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote including, without limitation, the election of directors.

(b)           So long as any shares of Series C Preferred Stock are outstanding, the affirmative vote or consent of a majority of the shares of Series C Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by law:

(i)           any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Charter or the bylaws of the Corporation that would alter or change the preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock so as to affect them adversely;

(ii)          increase or decrease the total number of authorized shares of Series C Preferred Stock or issue additional shares of Series C Preferred Stock;

(iii)        authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any such equity security) that constitutes a Parity Security or that has a preference over the Series C Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation;

(iv)         redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Series C Preferred Stock or any Parity Securities or Junior Securities (including Common Stock) except (A) pursuant to the Corporation’s stock repurchase program during the periods, in the manner and subject to the terms, conditions and limitations expressly contemplated by Section 5.13 of the Securities Purchase Agreement and (B) redemption, purchase or other acquisitions of Series C Preferred Stock expressly contemplated hereby or by the Securities Purchase Agreement, the Investor Rights Agreement or the Partnership Agreement, in each case as in effect on the date upon which shares of Series C Preferred Stock are first issued or as amended with the consent of a majority of the Holders of the Series C Preferred Stock;

(v)         prior to the termination of the Investor Rights Agreement in accordance with its terms, each of the actions the Corporation has covenanted and agreed not to take without the prior approval of certain Holders of Series C Preferred Stock pursuant to Section 3.2 or Section 3.3 of the Investor Rights Agreement.

(c)          (i)           The Holders of the Series C Preferred Stock, voting together as a separate class, are entitled to elect the following number of directors to the Board (in addition to any Additional Preferred Stock Directors) at any special or annual meeting of stockholders of the Corporation called for the purpose of electing directors or at any special meeting of the Holders of Series C Preferred Stock or by written consent in lieu thereof:

(A)          subject to the proviso to this Section 9(c)(i), at any time that the Board is comprised of nine or fewer directors (including vacancies, but excluding Additional Preferred Stock Directors), the Holders of the Series C Preferred Stock are entitled to elect two directors to the Board; and

(B)          at any time that the Board is comprised of ten or more directors (including vacancies, but excluding Additional Preferred Stock Directors), the Holders of the Series C Preferred Stock are entitled to elect directors representing 30% of the Board (including vacancies, but excluding Additional Preferred Stock Directors), rounded up to the nearest whole number;

provided that, the Holders of the Series C Preferred Stock will be entitled to elect at least three directors to the Board (without limiting their right to elect more directors pursuant to the foregoing provisions of this Section 9(c)(i)) upon and after receipt by the Corporation of a written request therefor from a majority of such Holders.

(ii)   If and when dividends on the Series C Preferred Stock have not been declared and paid in full for at least two consecutive Dividend Payment Dates or their equivalents, the authorized number of directors then constituting the Board shall automatically be increased by two and, notwithstanding anything to the contrary herein or in the bylaws of the Corporation, the Holders of Series C Preferred Stock, voting together as a single class, shall be entitled to elect directors to fill such newly created board vacancies (such new directors, the “Additional Preferred Stock Directors”). Thereafter, at such time as full dividends have been paid in respect of the Series C Preferred Stock (including amounts accumulated and previously undeclared or unpaid thereon) for at least two consecutive Dividend Payment Dates, the rights of the holders of Series C Preferred Stock to elect the Additional Preferred Stock Directors shall cease, the term of the Additional Preferred Stock Directors shall automatically expire, the Additional Preferred Stock Directors shall be automatically removed from the Board immediately thereafter and the authorized number of directors then constituting the Board shall be automatically reduced by two to eliminate the vacancies created by such removals, in each case unless as otherwise set forth in the Transaction Documents.

(iii)         At any time after the holders of Series C Preferred Stock have power to vote for Preferred Stock Directors and such power is continuing, the Secretary of the Corporation may, and upon the written request of Holders of a majority of the outstanding shares of Series C Preferred Stock (addressed to the Secretary of the Corporation) must, call a special meeting of the Holders of Series C Preferred Stock for the election of the Preferred Stock Directors. Notice for such special meeting will be given in the manner provided in the bylaws of the Corporation for a special meeting of the stockholders, or as required by law, and shall set forth reasonable procedures for the nomination of Preferred Stock Directors by Holders of the Series C Preferred Stock. If the Secretary of the Corporation is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of Series C Preferred Stock may (at the Corporation’s expense and on behalf of and in the name of the Secretary of the Corporation) call such meeting, upon providing notice pursuant to the preceding sentence and, for that purpose, will be granted access to the Corporation’s share transfer books and to any other materials used to determine the current names and addresses of its holders of capital stock in connection with providing notice of and conducting a special meeting pursuant to the Corporation’s bylaws. For purposes of any election of one or more Preferred Stock Directors, the holders of the Series C Preferred Stock shall vote alone as a separate class and no other class or series of capital stock shall be entitled to participate in such election. Except as otherwise provided in Section 9(c)(ii), each Preferred Stock Director elected at any meeting of the holders of the Series C Preferred Stock or the holders of capital stock shall hold office until the next annual meeting of holders of capital stock and until his successor shall have been elected and qualified or until his earlier resignation, removal from office by the holders of shares of Series C Preferred Stock or death. In case any vacancy occurs among the Preferred Stock Directors, a successor shall be elected by a majority of the then remaining Preferred Stock Directors or, if none remains in office, by the vote of the Holders of a majority of the voting power of the then-outstanding shares of Series C Preferred Stock. The Preferred Stock Directors shall each be entitled to one vote per director on any matter presented to the Board for a vote.

10.         Replacement Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

11.         Miscellaneous.

(a)           All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of the Charter) with postage prepaid, addressed: (i) if to the Corporation, to its office at 189 South Orange Avenue, Suite 1700, Orlando, Florida 32801, Attention: Chief Executive Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)           No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted; provided, however, that the Investor Rights Agreement provides the Holders of the Series C Preferred Stock with a participation right in the case of any issuance of new equity securities by the Company, subject to and in accordance with the terms and conditions set forth therein.

(d)           The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Transaction Documents or in the Charter or as provided by applicable law.

(e)           Without the approval of the holders of a majority of the then outstanding shares of Series C Preferred Stock, the Corporation will not, by amendment of the Charter or through any recapitalization, reorganization, transfer of assets, consolidation, merger, statutory share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of these Articles Supplementary and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series C Preferred Stock against impairment.

12.         Definitions. Unless the context or use indicates another meaning or intent, the following capitalized terms shall have the meanings set forth below, whether used in the singular or the plural:

“Additional Preferred Stock Director” has the meaning set forth in Section 9(c).

“As-Converted Common Stock” means, as of any determination date and with respect to any Holder, the number of shares of Common Stock then held by such Holder and its Affiliates after giving effect to the conversion or exchange, in accordance with their terms, of any and all securities then convertible or exchangeable, directly or indirectly, into Common Stock, but without giving effect to any limitations on such conversion or exchange applicable as a result of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or any comparable limitations; provided that such number shall be a whole number and any fractional shares of As-Converted Common Stock resulting from giving effect to such conversion and exchange (after aggregating all such fractional shares that would be held by each Holder and its Affiliates after such conversion or exchange) shall be rounded to the nearest whole number (with one-half being rounded upward).

“Assumed Conversion Rate” means a fraction, the denominator of which is the Market Value of each share of Common Stock, and the numerator of which is the Liquidation Preference for each share of Series C Preferred Stock.

“Board” means the Board of Directors of the Corporation.

“Business Day” means each day of the calendar year other than a Saturday, Sunday or any other day on which banks are required or authorized to close in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and for all other purposes.

“Holders’ Percentage Interest” means, as of any determination date, a fraction, expressed as a percentage, equal to (x) the number of shares of Common Stock then held by the Holders, the Permitted Transferees and their respective Affiliates divided by (y) the number of shares of Common Stock then outstanding. Solely for purposes of this definition, Common Stock will be deemed to be “held” by any Person or “outstanding”, in each case, if such Common Stock would be held by such Person or outstanding after giving effect to the conversion or exchange, in accordance with their terms, of any and all securities then convertible or exchangeable, directly or indirectly, into Common Stock, but without giving effect to any limitations on such conversion or exchange applicable as a result of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or any comparable limitations. Solely for purposes of determining the Holders’ Percentage Interest, each share of Series C Preferred Stock will be deemed convertible into shares of Common Stock at the Assumed Conversion Rate.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person engaging such firm, qualified to perform the task for which it has been engaged.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of February 10, 2013, by and among the Corporation, Sentinel RE Investment Holdings LP and Sentio Healthcare Properties OP, L.P., as may be amended from time to time.

“Issuance Price” means the issuance price for any share of Series C Preferred Stock.

“Junior Securities” has the meaning set forth in Section 3.

“Liquidation Preference” means, with respect to the Series C Preferred Stock, the actual Issuance Price of each share of Series C Preferred Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock), as further adjusted pursuant to Section 4(b) from time to time.

“Market Value” means, as of any determination date, with respect to Common Stock (or other relevant capital stock, equity interest or other property) the fair market value thereof as determined by an Independent Investment Banking Firm selected by a majority of the Preferred Stock Directors and reasonably acceptable to the Corporation. The Corporation shall bear the fees and expenses of any Independent Investment Banking Firm involved in the determination of Market Value.

“Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of Sentio Healthcare Properties OP, L.P., a Delaware limited partnership, made and entered into effective as of August 5, 2013, as may be amended from time to time.

“Permitted Transferee” has the meaning set forth in the Investor Rights Agreement.

“Person” means any individual, corporation, association, partnership (general or limited), bank, savings association, joint venture, trust, estate, limited liability company or other legal entity or organization.

“Preferred Stock Director” means any director subject to election by the Holders of the Series C Preferred Stock, voting together as a separate class, pursuant to Section 9(c) hereof including, without limitation, the Additional Preferred Stock Directors.

“Record Date” has the meaning set forth in Section 4(d).

“Redemption Price” means (i) an amount of cash in dollars equal to the sum of (A) the greater of, as of the Market Value Determination Date, (x) the Issuance Price of all shares of Series C Preferred Stock then outstanding and (y) 7% of the aggregate Market Value of the Corporation plus (B) the amount of all accrued and unpaid dividends (whether or not declared) as of the Redemption Date and (ii) a number of shares of Series A Preferred Stock equal to the number of shares of Series C Preferred Stock so redeemed. The cash portion of the Redemption Price shall be allocated among the Holders of the Series C Preferred Stock pro rata based on the Liquidation Preference of the shares of Series C Preferred Stock so redeemed from each Holder. The portion of the Redemption Price payable in Series A Preferred Stock shall allocated among the Holders at a rate of one share of Series A Preferred Stock for each share of Series C Preferred Stock redeemed from such Holder.

“Reorganization Event” has the meaning set forth in Section 8(a).

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of February 10, 2013, by and among the Corporation, Sentio Healthcare Properties OP, L.P. and Sentinel RE Investment Holdings LP, as may be amended from time to time.

“Series C Preferred Stock” has the meaning set forth in Section 1.

“Transaction Documents” means the Securities Purchase Agreement and the Investor Rights Agreement.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this 6th day of August, 2013, by its President and Chief Executive Officer, who acknowledges that these Articles Supplementary are the act of the Corporation and that, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

SENTIO HEALTHCARE PROPERTIES, INC.

/s/John Mark Ramsey
Name:	John Mark Ramsey
Title:	President and Chief Executive Officer

ATTEST

/s/ Sharon C. Kaiser
Name:	Sharon C. Kaiser
Title:	Chief Financial Officer, Treasurer and Secretary

[Signature Page to the Articles Supplementary]